SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of February 22, 2018, by and between Robert P. Carrigan (hereinafter referred to as "Employee") and The Dun & Bradstreet Corporation or any D&B Related Company (collectively, “D&B”). Certain capitalized terms used in this Agreement are defined in the Appendix.

Recitals

This Agreement is based on the following:

A.       Employee has been employed by D&B since the date specified on the Appendix.

B.       The parties wish to enter into an agreement providing for the termination of Employee’s employment with D&B and any positions Employee holds on the Board of Directors of D&B or any of its parents, subsidiaries or affiliates and the resolution of any differences that have or could have arisen between them in connection with the employment and its termination.

In consideration of the promises and mutual covenants set forth in this Agreement and of the actions taken pursuant to this Agreement, and in full settlement of any claims Employee has or could have against D&B arising out of Employee's employment and its termination, the parties agree as follows:

Terms

1.            Termination of Employment. As of the Termination Date specified in the Appendix, Employee’s employment with D&B will terminate. Any position Employee holds as an officer or director of D&B or any of its parents, subsidiaries or affiliates, and/or any position as a member of any committees of the Board of Directors of D&B or any of its parents, subsidiaries or affiliates, in each case shall be deemed to have ended by resignation effective as of February 12, 2018. Regardless of whether Employee accepts this Agreement, D&B will pay Employee (i) all base salary earned through the Termination Date in accordance with D&B’s standard payroll schedule for the payment of base salary to employees who are classified at the same level as Employee is classified on the Termination Date, and, (ii) all unused vacation time earned through the Termination Date in accordance with D&B’s vacation pay policy in effect on the Termination Date at the time specified in such policy. Employee shall settle all outstanding travel, entertainment and business expenses and/or advances by not later than two (2) weeks after the Termination Date.

2.            Career Transition Plan. Notwithstanding anything to the contrary in this Agreement, the benefits described in paragraphs 3, 4, and 6 herein shall be provided (i) pursuant to, and only to the extent permitted under, The Dun & Bradstreet Career

Transition Plan, (ii) only if Employee meets each other obligation under this Agreement, including obligations set forth in paragraph 14; and (iii) only if Employee timely executes this Agreement and does not timely revoke it as specified in paragraph 26. No payments pursuant to paragraphs 3 or 4 shall be made prior to the Effective Date (within the meaning of paragraph 26); provided however, that any payments that would otherwise have been made prior to the Effective Date but for the fact that Employee had not yet delivered an original, signed copy of this Agreement to D&B or that the revocation period specified in paragraph 26 had not yet lapsed shall be made as soon as administratively practicable following the Effective Date but not later than the seventy-fourth (74th) day following the Termination Date.

3.            Salary Continuation. In exchange for Employee’s agreeing and adhering to the terms and conditions in this Agreement, for the period from the Termination Date through the Last Day of Restriction Period specified in the Appendix, Employee will receive continued payment of Employee’s base salary as of the Termination Date (“Salary Continuation”) in the amount specified in the Appendix. The Salary Continuation will be paid in accordance with D&B’s standard payroll schedule for the payment of base salary to employees who are classified at the same level as Employee is classified on the Termination Date (subject to the timing specified in paragraph 2 above).

4.            Annual Bonus Payment. Employee will be paid an Annual Bonus Payment with respect to 2017 in the amount of $493,382.50. Such Annual Bonus Payment shall be made at the time an annual bonus would otherwise have been paid to Employee under, and calculated in accordance with (including in accordance with the individual modifier plus/minus 50% based on individual executive team member’s performance as determined by the Compensation and Benefits Committee of the Board in its sole and absolute discretion), the D&B Annual Incentive Plan for 2017, but shall be made no later than March 15, 2018 (subject to the timing specified in paragraph 2 above). Employee shall not be eligible to receive any payment in respect of his or her 2018 annual bonus opportunity.

5.            Payroll Taxes. The gross compensation specified in this Agreement will be paid less applicable payroll withholding and deductions, i.e., federal and state income taxes, Social Security, benefits, etc.

6.            Medical and Dental Coverage. For the period from the Termination Date through the end of the month that includes the Last Day of Restriction Period, Employee and Employee’s eligible dependent(s) will continue to be covered by D&B's medical, vision and dental plans specified in the Appendix, at the levels in effect for Employee and Employee’s eligible dependent(s) under such plans on the Termination Date, as each such plan and level may be amended or supplemented from time to time for active D&B employees and their dependents, provided that Employee shall pay the employee portions of any required premium payments at the level in effect for D&B employees generally under such plans through normal payroll deduction. Eligibility for 18 months of COBRA coverage will begin after such medical, vision and dental coverage ends. Employee's coverage under D&B's life insurance plan shall cease as of the Termination

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Date. Employee's entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA shall commence on the first day of the first month following the Last Day of Restriction Period.

7.            Equity Awards. From and after the Termination Date, Employee will not be eligible for or receive any additional stock option or other long-term incentive compensation grants. Previously granted stock options or other long-term incentive compensation grants that are (i) unvested as of the date hereof other than the Eligible Awards will be forfeited for no consideration as of the Termination Date and (ii) the Eligible Awards will be governed by the terms of the applicable plans and award agreements pursuant to which they were granted. For the avoidance of doubt, the Eligible Awards will continue to be eligible to vest in accordance with their terms until Employee’s employment with D&B terminates; provided that, notwithstanding anything to the contrary in this Agreement or in the terms of the plans and award agreements applicable to the Eligible Awards, if Employee revokes this Agreement prior to the Effective Date, any Eligible Awards that would otherwise have vested after the date hereof shall be immediately forfeited for no consideration retroactive to the date hereof. For purposes of this Agreement, “Eligible Awards” shall mean those equity awards set forth on the Appendix.

8.            No Other Payments or Benefits. Employee expressly acknowledges that he/she is not otherwise entitled by law or contract to the payments and/or benefits described in paragraphs 3, 4, 6 and 7 herein except in exchange for Employee’s agreement and adherence to the terms and conditions of this Agreement. Employee expressly acknowledges that the payments set forth in paragraphs 3, 4, 6 and 7 exceed any amount Employee may be entitled to receive from D&B under any contract, agreement, plans, policies, or procedures utilized by D&B, or any other legal obligations which D&B may have to employee. Except for the payments set forth in paragraphs 3, 4, 6 and 7 to be provided pursuant to this Agreement when executed by Employee, Employee acknowledges that, as of the Termination Date, Employee has been paid all amounts due to him/her as wages, commissions, bonuses, sick pay, personal leave pay, vacation pay, benefits, payments or form of compensation of any kind or nature or via any contractual agreement with D&B, that there are no other wages or other monies due or owed to Employee by D&B and that Employee has not suffered any on-the-job injury or illness for which he/she has not already filed a claim. Furthermore, payments and other benefits provided to Employee under this Agreement are in full satisfaction of any and all rights Employee may have to receive severance payments or any other payments or benefits on account of Employee’s termination of employment with D&B, except for any vested benefits to which Employee may be entitled under The Dun & Bradstreet Corporation 401(k) Plan. Employee expressly agrees that the payments specified in paragraphs 3, 4, 6 and 7 are sufficient consideration for the promises and mutual covenants set forth in this Agreement.

9.            No Competition during Restriction Period. From the date hereof through the Last Day of Restriction Period, unless Employee has first obtained the written consent of D&B’s Chief Executive Officer or Chief Legal Officer, Employee will not directly or indirectly (i) engage, own, manage, operate, finance, render services or

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otherwise participate in any business entity that competes, directly or indirectly, with D&B (including, but not limited to, those businesses on the Principal Competitor List attached as Exhibit A, which may be amended or supplemented by the Company from time to time in its sole discretion); (ii) provide consulting services to prospects or customers of D&B concerning their reduced use of products and services offered by D&B (including, but not limited to, Credit Advisors, Inc. and The Kreller Group); or (iii) interfere with, disrupt or damage or attempt to interfere with, disrupt or damage the business of D&B, or the relationships between D&B, and its customers, clients, vendors, or other business relationships. Employee agrees that this non-competition provision will not completely bar Employee from obtaining work in Employee’s chosen profession or inflict any undue hardship on him/her. Rather, it is reasonably and narrowly tailored to protect D&B’s business interests. Because D&B has offices and employees nation-wide and the nature of D&B’s business may be, and generally is, conducted nation-wide and may be handled electronically and telephonically from anywhere, Employee acknowledges that the geographic reach of the non-competition restriction is reasonable.

10.         No Recruitment or Solicitation during Restriction Period. From the date hereof through the Last Day of Restriction Period, and except as otherwise provided for in writing, Employee will not, directly or indirectly, on behalf of Employee or any other person or entity, solicit, communicate or call upon, any customer or prospective customer of D&B whom Employee rendered services or otherwise had contact during the last twelve (12) months of employment with D&B, or about which Employee had access to Proprietary Information, for the purpose of providing through Employee or a third party any product or service reasonably deemed competitive with any product or service offered by D&B or to induce or encourage such customers or prospective customers to limit, reduce, or terminate their relationships with D&B. Employee agrees that this restriction is reasonable.

11.         No Solicitation of Employees during the Restriction Period. From the date hereof through the Last Day of Restriction Period, and except as otherwise provided for in writing, Employee agrees that Employee will not directly or indirectly (a) solicit, recruit, induce, or attempt to influence any person employed by or working with D&B or independent contractor to terminate his or her employment or contract with D&B or work for another employer or person; or (b) hire or retain, through Employee’s own efforts or through the efforts of another person or entity an employee or independent contractor of D&B, without first obtaining the written consent of D&B’s Chief Executive Officer or Chief Legal Officer.

12.         Non-Disparagement. Employee agrees that Employee will not make any untrue, defamatory, derogatory, disparaging or critical statements about D&B, and/or any Released Parties (as defined in paragraph 18) or any of D&B or the Released Parties’ officers, directors or employees or the business or any of the services of D&B or the Released Parties. The foregoing is not intended to, and does not, affect Employee’s ability to testify or participate truthfully in any government proceeding or investigation. Employee further agrees not to engage in any act that is intended, or may reasonably be expected, to harm the reputation, business or operations of D&B. Employee’s

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material breaches of this paragraph shall result in the immediate forfeiture of the benefits provided hereunder.

13.         No Public Statement. From the date hereof through the Last Day of the Restriction Period, Employee will not originate any public written or oral statement (including, without limitation, any statement made through social media), news release, or other public announcement or publication, relating to Employee’s employment by D&B or relating to D&B, or any of its customers, personnel, or agents, without first obtaining the written consent of D&B’s Chief Executive Officer or Chief Legal Officer, except that Employee may disclose the fact that Employee was employed by D&B to prospective employers and recruiters. Except as permitted in this Agreement, Employee also will not use in any public written or oral statement, news release, or other public announcement or publication the indicia or name of D&B or any of its customers, personnel, or agents, without first obtaining the written consent of Chief Executive Officer or Chief Legal Officer. “Public written or oral statement” does not include any documents or statements Employee will create or make in the normal course of his job search or his future employment to the extent such documents and statements refer solely to Employee’s position at and dates of employment with D&B.

14.         Nondisclosure; Return of Property; Exit Procedures.

a.    Employee will not at any time directly or indirectly disclose any D&B Proprietary Information. "Proprietary Information," as referred to in this Agreement, includes all of the following information and material, whether or not reduced to writing, developed or conceived for or by D&B or otherwise belonging to D&B (or in the custody of D&B): (i) computer software, including all source and object code, flow charts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals; (ii) production processes, collection and receivable management processes, procedures and techniques, marketing techniques, licensing or sales policies, financial information, employee names and job descriptions, customer and prospective customer names, contact information and requirements, data and other information or material relating to the manner in which the customer, or prospective customer of D&B does business; (iii) inventions, designs, processes, improvements, modifications, developments, discoveries, concepts ideas (including but not limited to the nature and results of research and development activities), processes, formulae, techniques, designs, drawings and specifications and/or designs made, conceived, derived, or reduced to practice by Employee, solely or in conjunction with others, whether on Employee’s time or not, derived from or related to his access to or knowledge of any of the information or material described herein or relating to any subject whatsoever; documents in any way relating to D&B’s business, information qualifying as trade secret under the Uniform Trade Secrets Act, and any other information or material relating to the business or activities of D&B that is not generally known to others engaged in similar businesses or activities. Proprietary Information will not include any information or material which is or which comes into the public domain through no fault of Employee, or was known to Employee prior to any affiliation with D&B. The failure to mark any of the Proprietary Information as confidential will not affect its status as Proprietary Information.

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b.    All records, files, drawings, documents, models, disks, equipment and the like relating to the business of D&B that Employee prepared or used or came in contact with during Employee’s employment by D&B will be and remain the sole property of D&B. Employee warrants that (1) Employee has returned as of the date hereof all Proprietary Information, property or assets, written, recorded or computer-readable information or materials (including paper or electronic documents, audiotapes, videotapes and other recording media, including copies thereof) regarding D&B (including, but not limited to, business practices, procedures, strategy, clients or personnel information, passwords for cloud or other storage accounts), assets /equipment listed in the asset control exit checklist (including cell phones, computer hardware or software and/or any memory storage devices), keys, credit cards and identification; (2) Employee has not retained any copies of documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Proprietary Information; and (3) Employee has not disclosed and will not disclose any Proprietary Information to any person or entity without the express written authorization of an authorized officer of D&B.

c.            Employee warrants that, as of the Termination Date, all exit procedures have been complied with and documents, records or information subject to records hold obligations that have been brought to Employee’s attention have been provided to D&B’s Legal Department.

d.            Nothing in this Agreement prohibits or restricts Employee (or his or her attorney) from communicating directly with, making protected disclosures to or responding to an inquiry from any administrative or regulatory (including self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), National Futures Association (NFA), the U.S. Department of Justice (DOJ), the U.S. Congress, any agency Inspector General, the Equal Employment Opportunity Commission (EEOC) and/or the National Labor Relations Board (NLRB), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

e.            Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that he or she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee is further notified that if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose D&B’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

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15.         No Re-employment. Except as provided herein, in exchange for the consideration set forth in this Agreement, and in order to avoid any future claim of retaliation, Employee forsakes any right to be re-employed by D&B and will not apply for or accept reinstatement or employment at any time in the future with D&B. However, should D&B waive the provisions of this paragraph and employ Employee during the time Employee is receiving benefits hereunder, and Employee accepts re-employment, then upon rehire such benefits will cease and Employee will not be entitled to further payments. D&B may rely on this paragraph in determining to refuse to employ Employee and/or declining to consider any application for employment that conflicts with this paragraph.

16.         Section 409A. The right to Salary Continuation payments under paragraph 3 shall be treated as a right to a series of separate payments in accordance with Treasury Regulation §1.409A-2(b)(2)(iii). Each separate payment pursuant to paragraph 3 that is made within 2-1/2 months following the later of Employee’s taxable year or D&B’s taxable year that contains the Termination Date, as well as the Annual Bonus Payment pursuant to paragraph 4, is intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as a short-term deferral pursuant to Treasury Regulation §1.409A-1(b)(4), and each separate payment pursuant to paragraph 3 that is made later than 2-1/2 months following the later of Employee’s taxable year or D&B’s taxable year that contains the Termination Date is intended to be exempt from Section 409A under the two-times compensation exception of Treasury Reg. §1.409A-1(b)(9)(iii) up to the limitation on the availability of such exception specified in such regulation, and each such payment that is made after the two-times compensation exception ceases to be available shall be treated as subject to Section 409A. The medical, vision and dental coverage provided pursuant to paragraph 6 is intended to be exempt from Section 409A pursuant to the limited payment exemption of Treasury Regulation §1.409A-1(b)(9)(v)(D). To the extent any payment pursuant to this Agreement does not qualify for exemption from Section 409A, it is intended, and this Agreement will be so construed, that such payment shall comply with Section 409A and the Department of Treasury regulations relating thereto so as not to subject Employee to interest and additional tax pursuant to Section 409A. As a result, in the event Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) on the Termination Date (with such status determined by D&B in accordance with rules established by D&B or in the absence of such rules established by D&B, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A and that is payable to Employee in connection with Employee’s termination of employment shall not be paid earlier than six months after the Termination Date (provided, however, that if Employee dies after the Termination Date, any remaining payments that were or could have been delayed will be paid to Employee’s estate without regard to such six-month delay). None of D&B or its Board of Directors, Compensation & Benefits Committee, Plan Administration Committee, or Plan Benefits Committee makes any representation that this Agreement complies with Section 409A. Solely as necessary to comply with Section 409A, “termination of employment” as used in this Agreement shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i). To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion

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from Federal income taxation, D&B will make the reimbursement only if Employee incurs the corresponding expense during the term of this Agreement and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that D&B can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and the right to such reimbursement is not subject to liquidation or exchange for another benefit from D&B.

17.         Cooperation.

a.            Employee agrees to cooperate upon the reasonable request of D&B, in assisting with (i) investigating, prosecuting or defending any claim, (ii) responding to or preparing for any government audit, investigation or inquiry that, in either case, relates in any manner to Employee’s employment with or service to D&B, or (iii) other matters that are of significant business need to D&B that relate in any manner to Employee’s employment with or service to D&B. D&B will reimburse Employee for reasonable and necessary out of pocket expenses Employee may incur in connection with such cooperation, as well as, with respect to services rendered by Employee to D&B in connection with such cooperation after the end of the Restriction Period, payment for services rendered at a reasonable per diem rate to which the parties will reasonably agree. Refusal to comply with this paragraph shall give each party the right to recover from the refusing party damages incurred as a result of the breach of this Agreement, which may include at the court’s discretion, without limitation, reimbursement of attorneys' fees and court costs and any other damages D&B may incur.

b.            Employee agrees that, until the Termination Date, Employee will (a) make himself or herself available to the Chief Executive Officer of D&B upon request during normal business hours and (b) continue to comply with all applicable policies of D&B, provided that Employee shall not be required to come to D&B’s offices at any time unless requested by the Chief Executive Officer of D&B.

18.         Release of Claims.

a.            Employee, for himself or herself and for Employee’s family, representatives, successors and assigns, releases and forever discharges D&B and all of its owners, parents, divisions, holding companies, investors, affiliates, subsidiaries, successors and assigns (the “D&B Related Companies,” as used in this Agreement), and their past and present officers, shareholders, representatives, successors, assigns, directors, officers, employees, consultants, contractors, insurers, attorneys, agents, and trustees or administrators under any D&B plans, jointly and individually, (the “Released Parties”) from any and all liabilities, claims, demands, causes of action, charges, suits, debts, complaints, money, benefits, grievances, obligations, costs, losses, damages, injuries, attorneys’ fees, contracts, promises, agreements, and other legal responsibilities whatsoever (collectively referred to as “Claims”) regardless of whether

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such Claims are unknown, unforeseen, and/or unanticipated, in law or equity, that he or she or his or her heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement against the D&B Released Parties, including but not limited to any and all matters arising out of his or her employment or service with or termination of employment or service from D&B (the “Released Claims”). The Released Claims include, but are not limited to, any and all Claims under any state, federal, and/or local statutory, constitutional, common law claim or tort cause of action, for claims of wrongful termination, discrimination, harassment, constructive discharge, defamation, intentional or negligent infliction of emotional distress, personal physical injury, negligent or fraudulent misrepresentation, retaliation, pain, anguish and suffering, loss of consortium, physical harm, assault, lost wages, breach of contract or implied contract, unjust enrichment, detrimental reliance, breach of any covenant of good faith and fair dealing, breach of fiduciary duty, promissory estoppel, negligence, and/or for benefits owed, as well as any alleged violation of Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993, as amended; the Immigration Reform and Control Act, as amended; the Fair Labor Standards Act, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act; as amended; the Americans with Disabilities Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002, the Older Workers Benefit Protection Act, the Reconstruction Era Civil Rights Acts, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act, the Consolidated Omnibus Budget Reconciliation Act, the Fair Credit Reporting Act, the National Labor Relations Act, the New Jersey Family Leave Act, the New Jersey Workers’ Compensation Law’s retaliation provisions, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Constitution, the New York State and City Human Rights laws, the California Fair Employment and Housing Act, the Pennsylvania Human Relations Act and/or any other alleged violation of any federal, state or local law, regulation, order or ordinance dealing with employment, discrimination, retaliation or harassment in employment or any claim at common law, including claims based on contract (express or implied) or public policy or tort.

b.            The Released Claims also include any and all wage and hour related claims to the maximum extent permitted by federal and state law arising out of or in any way connected with Employee’s employment with D&B, including but not limited to, claims under New Jersey and Pennsylvania wage-hour laws, the California Labor Code, Industrial Welfare Commission Wage Orders, and the California Code of Regulations, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 section 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed

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or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.

c.            Excluded from paragraph 18(a) are claims (1) to indemnification and advancement of legal fees or insurance coverage Employee may have following the Termination Date, including, without limitation, any rights under D&B’s organizational documents or any “D&O coverage,” that Employee may have with respect to any claims made or threatened against Employee in Employee’s capacity as a current or former director, officer or employee of D&B or any of its affiliates, (2) for breach of this Agreement, (3) for vested benefits to which Employee may be entitled under The Dun & Bradstreet Corporation 401(k) Plan, (4) for the Eligible Awards, or (5) that by law cannot be released in this Agreement such as workers’ compensation and unemployment compensation claims and the right to file administrative charges or complaints with, or participate in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any laws, although by signing this Agreement, Employee understands and agrees that Employee is waiving the right to individual relief based on claims asserted in any such charge, whether filed by Employee or anyone else, provided that nothing herein limits or restricts Employee’s ability to receive a payment pursuant to CFTC, SEC, IRS or similar whistleblower programs administered and awarded by such government agency, if applicable. Employee further waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against D&B and/or any of the Released Parties involving any act or event occurring at any time up until the date he/she signs this Agreement. Nor will Employee in any manner solicit or persuade any former, current or potential employee(s) of D&B or any of the Released Parties to pursue claims, charges or actions against D&B or any of the Released Parties.

d.            Employee acknowledges that he/she has not filed any complaints, claims, or actions against D&B, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court as of the date Employee signs this Agreement. Except as specifically permitted in paragraphs 18(c) and 14(d), above, Employee further agrees that he/she will not institute any complaint, lawsuit or claim of any kind against D&B or any Released Parties (except to enforce rights under this Agreement).

e.            The Released Claims include all such claims whether known or unknown by Employee. Where applicable, Employee therefore waives the protection of California Civil Code section 1542 or any other analogous statute or principle of law. Section 1542 states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

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f.             If Employee breaches this Agreement and brings any action, lawsuit or proceeding (“Action”) based on a Released Claim (except as may be specifically permitted by paragraph 18(c)), D&B will be damaged in an amount too difficult to determine in advance and have to incur attorneys’ fees, costs and other incidental expenses having said Action dismissed pursuant to this Agreement. If Employee brings any such prohibited Action, then within ten (10) days of D&B’s written demand, Employee will pay D&B an amount equal to 50% of the value of the severance benefits received by Employee under this Agreement, regardless of the outcome of the Action to compensate D&B for such breach of this Agreement.

g.            D&B represents that as of the date hereof neither D&B nor any of its officers are aware of any claims or causes of action arising on or prior to the date of this Agreement against the Employee arising from the Employee’s employment relationship with D&B.

19.         Employee’s Certifications. Employee certifies that he/she has reported to D&B any and all injuries, accidents, diseases, conditions and/or any other health related issue which arise(s) out of or is related to employment with D&B. Employee further certifies and warrants that he/she has (1) received all compensation due as a result of services performed for D&B; and (2) been properly provided any leave of absence because of his/her or a family member's family or medical condition or military service and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

20.         Confidentiality of Negotiations. Employee will forever refrain from disclosing to any third party or other entity the negotiations leading to this Agreement, except Employee may do so pursuant to a court order or other valid governmental authority. Employee's attorneys, spouse and financial advisors will not be deemed to be third parties for purposes of this paragraph. Employee further agrees to cause any such attorney, spouse or financial adviser to abide by the terms of this confidentiality provision.

Employee acknowledges and agrees that like all other terms of this Agreement, this confidentiality provision is a material term. The parties agree that it would be impractical or extremely difficult to establish damages by reason of a breach of the confidentiality or other provisions of this Agreement. In the event of disclosure or other breach, except as permitted under this Agreement or pursuant to lawful court order or subpoena, the parties have the right to institute an action to recover damages incurred as a result of the breach of this Agreement, which may include at the court’s discretion, without limitation, reimbursement of attorneys' fees and court costs and any other damages D&B may incur.

21.         Taxation and Indemnification. Employee acknowledges and represents that he has relied on the advice of persons of his own choosing regarding the taxability of the payments to be paid under this Agreement. Employee further acknowledges and agrees that D&B has made no representations to him/her regarding the tax consequences of any amounts to be received by him/her pursuant to this Agreement.

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Employee agrees to pay federal, state or local taxes, if any, which are required by law to be paid with respect to any funds Employee receives or that are paid on Employee’s behalf pursuant to this Agreement but not any employer share of FICA, Medicare or unemployment/disability contributions which may be required by a government agency. Other than as to any employer share of FICA, Medicare or unemployment/disability contributions which may be required by a government agency or income tax withheld by D&B from amounts paid to Employee, Employee agrees to defend, indemnify and hold D&B harmless from any claims, demands, penalties, interest, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against D&B for any amounts claimed due on account of this Agreement.

22.         Remedies in Event of Breach. Except as separately provided by this Agreement with respect to Employee’s Release Of Claims, in the event of a breach of this Agreement by one party, the non-breaching party will be entitled to recover from the breaching party any damages, costs, and expenses the breaching party may incur (including court costs, judgments, attorneys' fees, and all other costs and expenses, taxable or otherwise) in an action before a court of competent jurisdiction, in successfully defending against, or successfully seeking or obtaining an abatement of or an injunction against, such action or proceeding, or in successfully establishing or maintaining the applicability or validity of any provision of this Agreement. In the event a court of competent jurisdiction determines a breach of this Agreement by Employee, D&B, at its option, may (i) seek specific performance of this Agreement, or (ii) seek return of all monies paid and the value of all benefits provided pursuant to this Agreement as of the date of such breach, and D&B will be relieved of all future payments and obligations provided for under this Agreement. In addition, Employee acknowledges that the restrictions in paragraphs 9 and 10 are reasonable and necessary for the protection of D&B’s business, that his/her breach of any provision in this Agreement will result in irreparable injury to D&B’s business, and that D&B’s remedy at law for damages in the event of such breach will be inadequate. Accordingly, Employee agrees that, in addition to any other remedies to which D&B shall be entitled, D&B may seek and obtain both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach of paragraphs 9 or 10. Employee further agrees that should he/she breach this agreement and/or dispute or challenge the enforceability of any provisions of this Agreement, the restrictive periods set forth in paragraphs 9 and 10, above, shall be tolled until such time as Employee’s breach has ended or until his/her challenge or dispute has been resolved. If a court of competent jurisdiction finds any of the restrictions in paragraphs 9 or 10 to be unenforceable because they extend for too long a period of time or over too great a range of activities or in too broad a geographic area, such restriction(s) shall be interpreted to extend only over the maximum period of time, range of activities, or geographic areas as to which it or they may be enforceable. It is the parties’ intent that the court shall reform this Agreement if necessary to render it enforceable to the fullest extent under the applicable law.

23.         No Admission. The parties acknowledge that this Agreement has been executed in connection with the compromise and settlement of possible claims and that this Agreement and the actions taken pursuant to this Agreement do not constitute an acknowledgment or admission on the part of either party of liability for any matter or

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precedent upon which liability may be asserted. Nothing contained in this Agreement will prevent either party from enforcing its rights under this Agreement if it is breached by the other party. Without limiting the generality of the foregoing, the execution of this Agreement should not be construed as an admission by either party that it has violated any federal, state or local statute, law, rule, regulation or ordinance of any nature whatsoever or that it has acted improperly with regard to the other, and that the execution of this Agreement does not violate any federal, state or local statute, law, rule, regulation or ordinance of any nature whatsoever.

24.         Employment Inquiries. D&B will provide a standard, neutral response to employment inquiries. Employee should direct all reference requests in writing to the Leader of People Operations, who will respond in writing only with dates of employment, last position held and last base salary, if requested.

25.         No Third-Party Beneficiary where not so Provided. Except as expressly stated in this Agreement, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary of this Agreement, and this Agreement should not be construed to be made for the benefit of any person or entity not expressly provided for in this Agreement. If Employee dies prior to payment of all of the payments and benefits provided for in this Agreement, then the remaining payments will be paid to Employee’s estate.

26.         Employee’s Acknowledgment. By his/her execution of this Agreement, Employee acknowledges that:

a.	Employee has 21 days from the date of receipt to consider signing this Agreement;
b.	Employee has carefully read and fully understands all of the provisions of this Agreement;
c.	Employee understands that by signing this Agreement, he/she is waiving his/her rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., as well as all rights to all claims described in paragraph 18 of this Agreement, and that he/she is not waiving any rights arising after the Effective Date;
d.	Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement and intends to be bound by it;
e.	Employee understands that this Agreement is legally binding and by signing it, he/she gives up certain rights;
f.	Employee is receiving consideration for signing this Agreement in addition to anything of value to which he/she is already entitled;
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g.	Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;
h.	Employee has not been coerced, threatened, or intimidated in any way into signing this Agreement;
i.	Employee is knowingly and voluntarily releasing D&B and the Released Parties from any and all claims, including all rights and claims he/she may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.);
j.	Employee has been provided electronic access to the summary plan description that outlines the benefits Employee is entitled to under The Dun & Bradstreet Career Transition Plan and is aware of Employee’s rights, privileges, and obligations under such plan;
k.	this Agreement does not become effective until the following events have occurred: (i) eight (8) days have elapsed since Employee signed it without revoking it and (ii) D&B has counter-signed this Agreement (hereinafter, the “Effective Date”). Employee has seven (7) days after signing this Agreement to revoke this Agreement (the “Revocation Period”). To revoke the Agreement, Employee’s signed, written revocation must be received by the Leader of People Operations at D&B no later than 5:00 p.m. on the 7th calendar day after Employee signs this Agreement.

27.         Severability. If, for any reason, any one or more of the provisions of this Agreement is held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction in a particular case or in all cases, that circumstance will not have the effect of rendering the provision(s) invalid in any other case, or rendering any other provisions of this Agreement inoperative, unenforceable or invalid. If, however, the provisions of any of paragraphs 9 through 10 are held or deemed unenforceable or invalid as to Employee, and Employee thereafter ceases to abide by the provision(s) then D&B will have the right to declare this Agreement null and void and will have no further payment obligations under paragraphs 3 or 4.

28.         Modification of Agreement. This Agreement cannot be amended, modified or supplemented in any respect except by written agreement entered into between D&B and Employee. Any such modification or supplement shall only be effected by written addendum to this Agreement and with the written consent of an authorized Company employee (within the meaning of section 1.16 of The Dun & Bradstreet Career Transition Plan).

29.         Governing Law and Forum. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the Courts of the State of New Jersey in any and all actions between or among any of the parties. This Agreement and any issues arising from it or regarding its provisions shall be governed and construed under the procedural and substantive laws of the State of New Jersey without reference

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to New Jersey's choice of law rules. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable laws.

30.         Notices. All notices to be given under this Agreement must be in writing sent by certified or registered mail or overnight delivery service with receipt acknowledged and addressed to:

If to D&B, to:

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

Attn: People Service Center

with a copy to:

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

Attn: Chief Legal Officer

If to Employee, to the address shown in the Appendix.

Notices will be deemed given when received.

31.         Entire Agreement; Successors and Assigns. This Agreement, including any addendum, Appendix, and Exhibit hereto, together with that certain Indemnification Agreement between D&B and Employee dated November 3, 2016, constitutes the entire agreement of the parties and all prior negotiations or representations are merged into this Agreement or replaced by it. The parties understand and agree that there are no oral or written agreements binding between them that modify this Agreement and that they are not relying on any promises or representations made by or on behalf of the other party, except as expressly stated in the first sentence of this Paragraph 31. Any other plans, policies, agreements, contracts, arrangements or understandings between Employee and D&B are deemed null and void following the Termination Date except to the extent this Agreement provides otherwise; however, nothing herein shall supersede Employee’s rights, if any, to vested benefits under The Dun & Bradstreet Corporation 401(k) Plan, or Employee’s obligations, or D&B’s rights, under (1) any Employee Agreement (Equity Recipients) to which Employee is a party, (2) the Performance Restricted Stock Unit Award (Revenue Compound Annual Growth Rate), dated March 3, 2014, (3) the Global Performance Restricted Stock Unit Award (Revenue Compound Annual Growth Rate), dated March 2, 2015, (4) the Global Performance Restricted Stock Unit Award (Leveraged RSUs), dated March 2, 2015, (5) the Global Performance Restricted Stock Unit Award (Total Shareholder Return), dated March 2, 2015, (6) the Global Performance Restricted Stock Unit Award (Leveraged RSUs), dated March 1, 2016, (7) the Global Performance

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Restricted Stock Unit Award (Leveraged RSUs), dated March 1, 2017, or (8) the Incentive Compensation Recoupment Policy, dated December 11, 2017. This Agreement may be executed in counterparts (delivery of which may occur via electronic mail attachment in “pdf” or similar format), each being deemed an original. This Agreement shall be binding upon D&B, its parent companies, present and future, and its successors and assigns.

-               execution page follows -

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Appendix

Robert P. Carrigan

Summary of Benefit Entitlements

Employment Date:	October 7, 2013
Termination Date:	March 15, 2018
Position from which terminated:	Chief Executive Officer and employee
Salary Continuation: (to be paid on D&B’s normal payroll schedule)	Number of weeks of base pay: 52 Aggregate Amount: $850,000
Last Day of Restriction Period:	March 14, 2019
Vacation Payment	Number of Hours: 0 Aggregate Amount: $0
Welfare Benefit Continuation:	D&B Medical Plan D&B Dental Plan D&B Vision Plan
Outplacement:	As provided by D&B in its discretion.
Eligible Awards:	An aggregate of 30,693 LRSUs and performance-based RSUs currently held by Employee that are scheduled to vest on or between March 1, 2018, and March 3, 2018

The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Severance and Release Agreement to which it is attached.

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